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                                                                      EXHIBIT 99

                                                          [ON logo appears here]

         Everett Tackett, APR               Gary McAdam
         Public Relations                   Investor Relations
         ON Semiconductor                   ON Semiconductor
         (602) 244-4534                     (602) 244-3437
         everett.tackett@onsemi.com         gary.mcadam@onsemi.com

              ON SEMICONDUCTOR UPDATES THIRD QUARTER 2002 GUIDANCE

PHOENIX, ARIZ. - SEPT. 5, 2002 - ON Semiconductor (Nasdaq: ONNN), a leading supplier of power management and data management products to broad end markets, today updated its third quarter 2002 guidance. With the slowness of the current economy affecting the semiconductor industry, ON Semiconductor now expects third quarter revenues to be flat to slightly down. As the company continues to execute on its higher-margin new products and cost-savings initiatives, it expects its gross margins to expand by an estimated 100 basis points for the current quarter.

"As we expected, the automotive market is seasonably down due to model changeovers. The consumer market remains somewhat soft, but we've limited the effect on our revenues by our further penetration of the game-console arena," said Steve Hanson, ON Semiconductor president and CEO. "The wireless market continues to show strength and our recent product introductions are designed to take advantage of this trend. During the historically slow summer market, we've continued to make progress in numerous areas, most notably in the area of power management.

"China Certification Center for Energy Conservation Product (CECP), China's highest authority for certifying energy conservation products, last month recognized the company for its contribution to the reduction of `leaky electricity,'" Hanson said. "Leaky electricity is a major source of wasted energy from gadgets and appliances that continue to consume power in the standby mode after the user has turned off these devices. Leaky electricity accounts for energy losses that are the equivalent of 5-gigawatts, or five power plants, last year in the United States. We also have maintained our investment in research and development and our new product development efforts continue as planned," Hanson added.

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ON Semiconductor continues to develop its technology in power management and recently announced an initiative to expand its presence in the portable and wireless markets. The company introduced the NCP4100 series, a family of Power-Management Application Specific Integrated Circuits (PM-ASICs), designed for next-generation cell-phones and Personal Digital Assistants (PDAs). ON Semiconductor continues to develop other technologies and plans to introduce a significant packaging-technology within the next couple of weeks. The company continues to develop its proprietary intellectual property in power MOS technology and plans to introduce new trench products, which are critical power management building blocks, with samples scheduled to be delivered in the fourth quarter of 2002.

"Consistent with our desire to take a conservative approach on revenue recognition, especially given the limited visibility that faces the semiconductor industry resulting from the softness in the consumer and computing markets, our policy has been and continues to be a conservative approach. We report our revenues with respect to distributor sales based upon the distributors' resale of products to end users, giving us a much clearer picture of end-user demand, and thus, more control over our factory build schedules. Our distributor inventory at the end of June was 15 weeks and is roughly at the same level today," Hanson noted. "The control of this important channel of distribution for our products is a key to our successful asset management program, especially as distributors more actively manage their working capital."

The company will present at the Salomon Smith Barney Technology Industry Conference, scheduled for 9:30 a.m. Eastern time (EST) today at the Sheraton New York Hotel in New York. Hanson will provide an overview of the company's strategy and highlight the company's ongoing initiatives in China. ON Semiconductor will provide a webcast of the presentation on its Investor Relations Web page at http://www.onsemi.com and will make the presentation available at this site for two weeks following the event.


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ABOUT ON SEMICONDUCTOR

ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors and standard semiconductor components that address the design needs of today's sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                      # # #


ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

This news release includes "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as "believes," "expects," "estimates," "projects," "may," "will," "intends," "plans," or "anticipates," or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to third quarter 2002 revenues, gross margin, operating expenses, cost reductions, and similar matters. All forward-looking statements in this news release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors' actions, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, possible future delisting of our common stock by Nasdaq, risks associated with our international operations and risks involving environmental or other governmental regulation. Additional factors that could affect the company's future operating results are described in our Form 10-K for the year ended December 31, 2001 under the caption "Trends, Risk and Uncertainties" in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

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